Exhibit 10.107
ERIE INDEMNITY COMPANY
ANNUAL INCENTIVE PLAN
          Section 1. Purpose. The purpose of the Annual Incentive Plan (the “Plan”) of Erie Indemnity Company (the “Company”) is to advance the best interests of the Erie Insurance Group—consisting of the Company and its subsidiaries and affiliates, including Erie Family Life Insurance Company, and the Erie Insurance Exchange (collectively, the “Erie Insurance Group”)—and thereby enhance shareholder value of the Company by providing incentives in the form of annual cash bonus awards to certain management employees of the Company and other Participating Entities upon the attainment of performance goals established in accordance with the Plan.
          Section 2. Effective Date and Performance Periods. This document is an amendment and restatement of the Plan. The original Plan was approved by shareholders of the Company in 2004, with an effective date of March 2, 2004. This amendment and restatement shall be effective January 1, 2009. The Plan will remain in effect from year to year (each calendar year shall be referred to herein as a “Plan Year”) until formally amended or terminated in writing by the Company’s Board of Directors (the “Board”), provided that, absent additional shareholder approval after 2008, no awards may be granted under the Plan after the Company’s Annual Meeting of Shareholders in 2009. There shall be one year performance periods (each, a “Performance Period”) under the Plan. A new Performance Period shall commence on the first day of each Plan Year and end on December 31 of such Plan Year.
          Section 3. Administration of the Plan.
          Section 3.01. General. The Plan shall be administered by the Executive Compensation and Development Committee (the “Committee”) of the Board or other committee appointed by the Board, which shall be comprised solely of two or more “outside directors” as then defined in the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision. The Committee shall interpret the Plan and prescribe such rules, regulations and procedures in connection with the operations of the Plan as it shall deem to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated. For each Plan Year, the Committee shall (i) designate the Participants eligible to receive awards under the Plan, (ii) determine the Company Performance Goals and the Company Incentive Targets for such Participants, (iii) determine the Individual Performance Goals and Individual Incentive Targets for eligible Participants, and (iv) make such other determinations as may be required or permitted by the Plan. Prior to payment of any Company Incentive Award or Individual Incentive Award for any Plan Year, the Committee shall certify that the Company Performance Goals and Individual Performance Goals (and other material terms of any award) have been achieved. For purposes of the required certification, approved minutes of the meeting of the Committee at which the certification is made shall be sufficient to satisfy the requirement of a written certification.
          Section 3.02. Section 162(m). Company Incentive Awards under this Plan are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code (or any successor section thereto) and the regulations thereunder with respect to Participants who are or who are anticipated to be covered employees, as such term is defined in Section 162(m) of the Code (or any successor section thereto) for any Plan Year (each, a “Covered Employee”) and the Plan shall be administered and interpreted consistently with said Section 162(m) with respect to awards to Covered Employees.
          Section 4. Eligibility, Termination, New Participants.
               Section 4.01. Eligibility. Any key employee of the Company or any corporation, partnership or other organization of which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests (each, a “Participating Entity”) who the Committee determines, in its sole discretion, has a significant affect on the operations and/or results of the Company shall be eligible to participate in the Plan (each, a “Participant”); provided, that the Company’s Chief Executive Officer and the Executive Vice Presidents of the Company shall not be eligible to receive Individual Incentive

Awards. Participants in the Plan for any Plan Year shall be deemed ineligible to participate in the Erie Insurance Group Employee Profit Sharing Bonus Plan (the “Profit Sharing Plan”) for such Plan Year. No employee of the Company or any Participating Entity shall have a right (a) to be selected to participate in the Plan for any Plan Year, or (b) having once been selected for a Plan Year, to (i) be selected to participate again in the future or (ii) continue as an employee of the Company or any Participating Entity.
               Section 4.02. Termination of Employment. If the active employment of a Participant shall be terminated before the Payment Date of an award for any Plan Year for any reason, such Participant may receive all or such portion of his or her award as may be determined by the Committee in its sole discretion; provided, that if a Participant ceases to be an employee of the Company or a Participating Entity prior to the Payment Date of an award for any Plan Year by reason of death, Disability (meaning total and permanent disability within the meaning of Section 22(e)(3) of the Code), or Normal or Early Retirement (as defined below), the Participant shall be entitled to payment of not less than a pro rata portion of such award, based on the number of days such Participant was an employee during the Performance Period; and provided, further, that a Participant who is terminated for cause (as defined in such employee’s employment agreement with the Company or Participating Entity or, if no such agreement exists, as defined by the Committee) shall not be entitled to receive payment of any award for the Plan Year. For the purposes of this Plan, “Normal Retirement” means cessation of employment upon or after attainment of age 65, and “Early Retirement” means cessation of employment upon or after attainment of age 55 and completion of 15 years of Credited Service (as defined under the Erie Insurance Group Retirement Plan for Employees).
               Section 4.03. New Participants. Except as provided in this Section 4.03, an employee who is not a Participant as of the first day of a Performance Period shall not become a Participant for that Performance Period. New employees of the Company or a Participating Entity hired during a Performance Period, and employees promoted during the Performance Period who were not eligible to participate in the Plan at the beginning of the Performance Period, may, as determined by the Committee in its sole discretion, become a Participant during a Performance Period and participate in the Plan for such Performance Period on a pro-rata basis (based on the number of days in the Performance Period that such employee is an employee who is deemed eligible to participate in the Plan); provided, that if the new or promoted employee is a Covered Employee for the Plan Year, then the employee shall not be eligible to participate in the Plan unless he or she becomes a Participant effective not later than 90 days after the beginning of the Performance Period. An employee who becomes a Participant after the first day of a Performance Period shall not be eligible to participate in the Profit Sharing Plan from the date the employee becomes a Participant in the Plan; however, such Participant shall be entitled to a pro rata portion of the benefit, if any, to which he or she otherwise would be entitled under the Profit Sharing Plan for such Plan Year based on the number of days in the year prior to the date he or she became a Participant in this Plan.
          Section 5. Company Incentive Targets, Company Incentive Awards, Company Performance Measures, Company Performance Goals.
               Section 5.01. Company Incentive Targets. Each Participant under the Plan shall be assigned a Company Incentive Target, which shall be expressed as a percentage of the Participant’s annual rate of base salary in effect on December 31 of the Plan Year for which the Company Incentive Target is being assigned, and which shall establish the amount of cash compensation payable to the Participant upon attaining, in whole or in part, or exceeding, the Company Performance Goals for a Performance Period (the “Company Incentive Target”). The Company Incentive Targets shall be determined and approved by the Committee not later than 90 days after the commencement of each Performance Period. At the time the Company Incentive Target is established, the Committee shall establish the maximum Company Incentive Award that may be paid for the Performance Period to Participants who are Covered Employees.
               Section 5.02. Company Incentive Awards. Company incentive awards are the actual cash amounts earned by Participants during a Performance Period for attaining, in whole or in part, or exceeding the Company Performance Goals for such Performance Period (“Company Incentive Awards”); provided, however, that for Participants who are Covered Employees (a) no Company Incentive Award may exceed the Participant’s Company Incentive Target established for the actual level of achievement attained, and (b) payment of any Company Incentive Award under the Plan shall be contingent upon the achievement of the Company Performance Goals.

               Section 5.03. Company Performance Goals.
                    (a) Company Performance Goals. For each Performance Period, the Committee shall establish specific, written, objective performance goals (the “Company Performance Goals”) for each Participant, which may be based upon one or more of the following performance measures and expressed in either, or a combination of, absolute values or rates of change: (i) the operating ratio of the property and casualty insurance operations of the Erie Insurance Group (ii) direct written premiums of the Erie Insurance Group, (iii) the statutory or GAAP combined ratio, loss ratio, expense ratio or dividend ratio of the property and casualty insurance operations of the Erie Insurance Group, (iv) net income (including net income before or after taxes and net income before interest, taxes, depreciation and amortization), net income per share and net income per share growth rate, (v) operating revenue, net premiums written or net premiums earned, (vi) operating expenses, cost of management operations or underwriting expenses, (vii) cash flow, (viii) return on capital, shareholders’ equity, assets or investments, (ix) stock price, (x) market share or (xi) gross margins (“Company Performance Measures”). Company Performance Measures may be based on the performance of the Erie Insurance Group, the Company or a subsidiary or subsidiaries or affiliate of the Company, a division, department, business unit or other portion thereof, a product line or products, or any combination of the foregoing and/or upon a comparison of such performance with the performance of a peer group or other measure selected or defined by the Committee at the time of assigning the Company Incentive Target. For Participants who are Covered Employees, the Company Performance Goals shall be established for any Performance Period not later than 90 days after the commencement of the Performance Period.
                    (b) Manner of Calculating Company Incentive Awards. When the Company Performance Goals are established, the Committee shall also specify, in terms of an objective formula or standard, the method for computing the amount of the Company Incentive Award if the Company Performance Goal is attained, in whole or in part, or exceeded. If more than one Company Performance Goal is established for any Performance Period, the Committee shall also specify the weighting assigned to such Company Performance Goals. The Committee may, at the time the Company Performance Goals are established, determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational or extraordinary items as defined by generally accepted accounting principles, shall be excluded from the calculation; provided that such determination does not cause the Company Incentive Award for any Performance Period to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code (or any successor section thereto) and the regulations thereunder with respect to Participants who are Covered Employees.
               Section 5.04. Discretion. The Committee shall have no discretion to increase any Company Incentive Target or Company Incentive Award that would otherwise be due upon attainment of the Company Performance Goals, or otherwise modify any Company Performance Goals associated with a Performance Period; provided, however, that solely with respect to Participants who are eligible to receive Individual Incentive Awards under Section 6, the Committee may in its discretion reduce or eliminate such Company Incentive Target or Company Incentive Award for a Performance Period.
               Section 5.05. Determination of Company Incentive Award. As promptly as reasonably practicable following receipt of the information necessary for the calculation of any Company Incentive Award, the Committee shall determine the amount of a Participant’s Company Incentive Award for the Plan Year, if any, based on the level of attainment of the applicable Company Performance Goals for the Performance Period in accordance with the terms of the award as set forth in the Award Agreement and the other terms of the Plan. Such determination shall be communicated to the Participant in writing. Prior to any payment of the Company Incentive Awards hereunder, the Committee shall determine and certify in writing the extent to which the Company Performance Goals and other material terms of the Plan and the applicable Award Agreement were achieved.
               Section 5.06. Maximum Company Incentive Awards. Notwithstanding any other provision of this Plan, the maximum Company Incentive Award payable in cash to any one Participant under the Plan with respect to any Performance Period shall be $3.0 million.
          Section 6. Individual Incentive Targets, Individual Incentive Awards and Individual Performance Goals.
               Section 6.01. Individual Incentive Targets. Each Participant under the Plan who is eligible to receive Individual Incentive Awards under this Section 6 shall be assigned an individual incentive target, which shall be expressed as a percentage of the Participant’s annual rate of base salary in effect on December 31 of the

Plan Year for which the Individual Incentive Target is being assigned and which shall establish the amount of cash compensation payable to the Participant upon attaining, in whole or in part, or exceeding, the Individual Performance Goals for a Performance Period (an “Individual Incentive Target”).
               Section 6.02. Individual Incentive Awards. Individual incentive awards (“Individual Incentive Awards”) are the actual cash amounts earned by eligible Participants during a Performance Period for attaining, in whole or in part, or exceeding the Individual Performance Goals for such Performance Period.
               Section 6.03. Individual Performance Goals.
                    (a) Individual Performance Goals. For each Performance Period, the Committee shall review and approve the individual performance goals for each eligible Participant as established pursuant to the employee performance assessment program in effect from time to time and set forth on the Participant’s individual performance assessment form for such Performance Period (the “Individual Performance Goals”).
                    (b) Calculation. When the Individual Performance Goals are established, the Committee shall also specify the method for computing the amount of the Individual Incentive Award if the Individual Performance Goal is attained, in whole or in part, or exceeded by the Participant. If more than one Individual Performance Goal is established for any Performance Period, the Committee shall also specify the weighting assigned to such Individual Performance Goals. The Committee may determine that unusual circumstances or certain specified events or occurrences, shall be excluded from the calculation.
               Section 6.04. Discretion. The Committee shall have no discretion to increase any Individual Incentive Target or Individual Incentive Award that would otherwise be due upon attainment of the Individual Performance Goals, or otherwise modify any Individual Performance Goals associated with a Performance Period; provided, however, that the Committee may in its discretion reduce or eliminate Individual Incentive Targets or Individual Incentive Awards for a Performance Period.
               Section 6.05. Determination of Individual Incentive Award. As promptly as reasonably practicable following receipt of the information necessary for the calculation of any Individual Incentive Award, the Committee shall determine the amount of a Participant’s Individual Incentive Award for the Plan Year, if any, based on the level of attainment of the applicable Individual Performance Goals for the Performance Period in accordance with the terms of the award as set forth in the Award Agreement and the other terms of the Plan. Such determination shall be communicated to the Participant in writing. Prior to any payment of the Individual Incentive Awards hereunder, the Committee shall determine and certify in writing the extent to which the Individual Performance Goals and other material terms of the Plan were achieved for each Participant.
          Section 7. Payment to Participants.
               Section 7.01. Timing of Payment. Except as may be deferred pursuant to Section 8.02, Company Incentive Awards and Individual Incentive Awards for a Performance Period shall be paid to the Participant in the first calendar year beginning after the end of such Performance Period, as promptly as reasonably practicable following the Committee’s determination and certification of such awards (the “Payment Date”).
               Section 7.02. Beneficiary Designation. A Participant may file a completed designation of beneficiary form with the Committee or its delegate in the form prescribed. Such designation may be made, revoked or changed by the Participant at any time before the earlier of death or receipt of any unpaid Company Incentive Awards or Individual Incentive Awards, but such designation of beneficiary will not be effective and supersede all prior designations until it is received and acknowledged in writing by the Committee or its delegate. If the Committee has any doubt as to the proper beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made in good faith shall fully discharge the Committee, the Company, its subsidiaries, Participating Entities and the Board from all further obligations with respect to that payment.
               Section 7.03. Form of Payment. Payment of Company Incentive Awards and Individual Incentive Awards shall be made in cash.
               Section 7.04. Tax Withholding. All Company Incentive Awards and Individual Incentive Awards shall be subject to Federal income, FICA, and other tax withholding as required by applicable law.

          Section 8. Miscellaneous.
               Section 8.01. Non-alienation. Except as may be required by law, neither the Participant nor any beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber (except by reason of death) any amount that is or may be payable hereunder, including in respect of any liability of a Participant or beneficiary for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to actually being received by the Participant or beneficiary hereunder, nor shall the Participant’s or beneficiary’s rights to benefit payments under the Plan be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or beneficiary or to the debts, contracts, liabilities, engagements, or torts of any Participant or beneficiary, or transfer by operation of law in the event of bankruptcy or insolvency of the Participant or any beneficiary, or any legal process.
               Section 8.02. Deferral. A Participant may elect to defer all or a portion (in whole percentages) of his or her Company Incentive Award and Individual Incentive Award, in accordance with the terms of a deferral agreement entered into between the Participant and the Company pursuant to the Deferred Compensation Plan of Erie Indemnity Company (the “Deferred Compensation Plan”). An election to defer must be made prior to the commencement of the Plan Year to which the Incentive Award relates, except as otherwise allowed under the Deferred Compensation Plan for a new employee. No amount in excess of the amount of the Company or Individual Incentive Award deferred shall be payable to the Participant for such deferral, except as may be based upon either an actual or deemed reasonable rate of interest or on one or more actual or deemed investment vehicles as made available from time to time by the Company pursuant to the Deferred Compensation Plan and elected by the Participant.
               Section 8.03. Amendment or Termination of this Plan. The Board shall have the right to amend or terminate the Plan at any time, provided that any termination shall automatically end the outstanding Performance Period and calculations shall be made with respect to achievement of the Company and Individual Performance Goals for such Performance Periods for the purpose of determining whether any partial Company or Individual Incentive Awards may be payable under the Plan, and provided further that the conditions of Section 8.04 are satisfied. No employee or Participant shall have any vested right to payment of any Company or Individual Incentive Award hereunder prior to its payment. The Company shall notify affected employees in writing of any amendment or termination of the Plan.
               Section 8.04. Restrictions on Acceleration of Payment Date; Deferrals; Delay of Payment to Specified Employee.
               (a) Acceleration or Delay. The amendment or termination of the Plan shall not accelerate or defer a Payment Date except as follows:
                    (1) The Board may accelerate the payment of all or part of an award upon the following events: the termination and liquidation of the Plan or any other event the Commissioner of Internal Revenue may prescribe in generally applicable guidance under the Section 409A of the Internal Revenue Code, provided, in any event, that the terms and conditions of the acceleration would not cause the Plan to fail to meet the requirements of Section 409A and of any generally applicable guidance published by the Commissioner of Internal Revenue under Section 409(A) for the deferral (until payment) of the inclusion of awards in gross income.
                    (2) The Board may defer a Payment Date for all or a part of an award under the following circumstances:
                         (i) The Committee reasonably anticipates that, if an award were to be paid as scheduled, the Company’s deduction with respect to such payment would not be permitted under Section 162(m) of the Code; provided such scheduled payment is then made during the Participant’s first taxable year in which the Committee reasonably anticipates that the Company’s deduction will not be barred by application of Section 162(m) of the Code.
                         (ii) The Committee reasonably anticipates that the payment of an award as scheduled will violate federal securities laws or other applicable law; provided that the scheduled payment is then made at the earliest date on which the Committee reasonably determines that making the scheduled payment will not cause such a violation.
                         (iii) Such other events or conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance that the Board, in its discretion, chooses to apply under the Plan; provided, however, that a Participant shall have no direct or indirect election as to the application of such events or conditions to his or her individual circumstances.

               (b) Delay of Payment to Specified Employee. If an award is payable to a Participant on account of separation from service (within the meaning of Section 409A of the Code), and the Participant is a specified employee (as defined below), the payment may not be made before the date that is six months after the Participant’s separation from service (or, if earlier, the Participant’s death). “Specified employee” means, with respect to the relevant 12-month period beginning on an April 1 and during which the Company remains publicly traded, a Participant who was a “key employee” within the meaning of Section 416(i) of the Code, without regard to Section 416(i)(5), at any time during the calendar year preceding the applicable April 1. For the purpose of determining whether a Participant is a specified employee, the compensation to be used is “Test Compensation” as defined in the Erie Insurance Group Employee Savings Plan.
               Section 8.05. Award Agreements. Company Incentive Awards and Individual Incentive Awards shall be evidenced by a written agreement entered into between the Company or a Participating Entity and the Participant, setting forth such award granted to the Participant under this Plan (each, an “Award Agreement”). To the extent an Award Agreement, whether issued before 2009 or after 2008, conflicts with the terms of this Plan as restated, the terms of this Plan shall supersede the terms of the Award Agreement.
               Section 8.06. Limits of Liability. Any liability of the Company to any Participant with respect to an award shall be based solely upon contractual obligations created by the Plan and the Award Agreement. Neither the Company, nor any member of its Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan.
               Section 8.07. No Employment Rights. Neither the adoption of the Plan nor any provision of the Plan shall be construed as a contract of employment between the Company or a subsidiary or Participating Entity and any employee or Participant, or as a guarantee or right of any employee or Participant to future or continued employment with the Company or a subsidiary or Participating Entity, or as a limitation on the right of the Company or a subsidiary or Participating Entity to discharge any of its employees. Specifically, designation as a Participant does not create any rights, and no rights are created under the Plan, with respect to continued or future employment or conditions of employment.
               Section 8.08. Illegal or Invalid Provision. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced without regard to such provisions.
               Section 8.09. Unsecured Creditor. The Plan constitutes a mere promise by the Company to make benefit payments in the future. The Company’s obligations under the Plan shall be unfunded and unsecured promises to pay. The Company shall not be obligated under any circumstance to fund its financial obligations under the Plan. It may, in its discretion, set aside funds in a trust or other vehicle, subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan. To the extent that any Participant or beneficiary or other person acquires a right to receive payments under the Plan, such right shall be no greater than the right of a general unsecured creditor of the Company and each Participant and beneficiary shall at all times have the status of a general unsecured creditor of the Company.
               Section 8.10. Construction. The provisions of the Plan shall be construed, administered and governed by the laws of the Commonwealth of Pennsylvania, including its statute of limitations provisions, but without reference to conflicts of law principles, and in accordance with the requirements of Section 409A of the Code to prevent the inclusion of awards in gross income before the time of payment. Titles of Sections of the Plan are for convenience of reference only and are not to be taken into account when construing and interpreting the provisions of the Plan. Capitalized terms shall have the meanings ascribed to them herein unless the context expressly otherwise requires.

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          IN WITNESS WHEREOF, the Board of Directors of the Company has caused this document to be executed this 31st day of December, 2008.

ERIE INDEMNITY COMPANY

by	/s/ James J. Tanous James J. Tanous
Executive Vice President,
Secretary and General Counsel